Exhibit 10.1

$300,000,000

CREDIT AGREEMENT

among

INTERACTIVE BROKERS GROUP LLC,
as Borrower,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

HARRIS N.A.,
as Syndication Agent,

and

CITIBANK, N.A. and HSBC BANK USA, NATIONAL ASSOCIATION,
as Co-Syndication Agents

Dated as of May 19, 2006

J.P. MORGAN SECURITIES INC.

and

HARRIS NESBITT CORP.,

as Joint Lead Arrangers and Bookrunners

SECTION 4.	CONDITIONS PRECEDENT	30

4.1	Conditions to Initial Extension of Credit	30
4.2	Conditions to Each Extension of Credit	31

SECTION 5.	AFFIRMATIVE COVENANTS	32

5.1	Financial Statements	32
5.2	Certificates; Other Information	33
5.3	Payment of Obligations	33
5.4	Maintenance of Existence; Compliance	33
5.5	Maintenance of Property; Insurance	33
5.6	Inspection of Property; Books and Records; Discussions	33
5.7	Notices	34
5.8	Additional Collateral, etc.	34
5.9	Compliance with Regulatory Requirements	35
5.10	Post-Closing Covenant	36

SECTION 6.	NEGATIVE COVENANTS	36

6.1	Financial Condition Covenants	36
6.2	Indebtedness	36
6.3	Liens	38
6.4	Fundamental Changes	39
6.5	Disposition of Property	40
6.6	Restricted Payments	40
6.7	Investments	41
6.8	Transactions with Affiliates	42
6.9	Changes in Fiscal Periods	42
6.10	Lines of Business	42

SECTION 7.	EVENTS OF DEFAULT	42

SECTION 8.	THE AGENTS	44

8.1	Appointment	44
8.2	Delegation of Duties	45
8.3	Exculpatory Provisions	45
8.4	Reliance by Administrative Agent	46
8.5	Notice of Default	46
8.6	Non-Reliance on Agents and Other Lenders	46
8.7	Indemnification	47
8.8	Agent in Its Individual Capacity	47
8.9	Successor Administrative Agent	47
8.10	Syndication Agent	48
8.11	Co-Syndication Agents	48

SECTION 9.	MISCELLANEOUS	48

9.1	Amendments and Waivers	48
9.2	Notices	49
9.3	No Waiver; Cumulative Remedies	49
9.4	Survival of Representations and Warranties	49

9.5	Payment of Expenses and Taxes	49
9.6	Successors and Assigns; Participations and Assignments	50
9.7	Adjustments; Set-off	53
9.8	Counterparts	53
9.9	Severability	54
9.10	Integration	54
9.11	GOVERNING LAW	54
9.12	Submission To Jurisdiction; Waivers	54
9.13	Acknowledgements	54
9.14	Releases of Guarantees and Liens	55
9.15	Confidentiality	55
9.16	WAIVERS OF JURY TRIAL	55
9.17	USA PATRIOT Act	56

SCHEDULES:

1.1A	Revolving Commitments
1.1B	Broker-Dealer Subsidiaries
1.1C	Principal Subsidiaries
3.4	Consents, Authorizations, Filings and Notices
3.14	Subsidiaries
3.18(a)	UCC Filing Jurisdictions
6.2(e)	Existing Indebtedness
6.3(f)	Existing Liens
6.7(f)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Pledge and Collateral Agency Agreement
C	Form of Compliance Certificate
D	Form of Closing Certificate
E	Form of Assignment and Assumption
F	Form of Legal Opinion of Dechert LLP
G	Form of Exemption Certificate

CREDIT AGREEMENT (this “Agreement”), dated as of May 19, 2006, among INTERACTIVE BROKERS GROUP LLC, a Connecticut limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”). JPMORGAN CHASE BANK, N.A., as Administrative Agent (as defined below), HARRIS N.A., as Syndication Agent (as defined below), and CITIBANK, N.A. and HSBC BANK USA, NATIONAL ASSOCIATION, as Co-Syndication Agents (as defined below).

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1                     Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Act”: as defined in Section 9.17.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the joint lead arranger of the Revolving Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. For purposes of Section 6.8, “Affiliate” shall also include a Person with the power, directly or indirectly, to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person.

“Agents”: the collective reference to the Administrative Agent, the Collateral Agent, the Syndication Agent and the Co-Syndication Agents.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Loans then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: as set forth in the Pricing Grid.

“Approved Fund”: as defined in Section 9.6(b).

“Assignee”: as defined in Section 9.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Assuming Lender”: as defined in Section 2.17.

“Available Revolving Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Banking Services”: treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) provided to any Loan Party by JPMorgan Chase Bank, N.A., any other Lender or any of their Affiliates, which are governed by the relevant agreement, if any, among the applicable Loan Party and the provider of such services.

“Banking Services Obligations”: any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services or, to the extent applicable, under the agreement governing the provision of such Banking Services.

“Benefitted Lender”: as defined in Section 9.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Broker-Dealer Subsidiaries”: the Subsidiaries listed on Schedule 1.1B and any other Subsidiary that becomes a registered broker-dealer or the foreign equivalent of a registered broker-dealer after the date hereof.

“Business”: as defined in Section 3.16(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, except for debt securities convertible or exchangeable into such Capital Stock.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500.0 million; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5.0 billion.

“CFTC”: the Commodity Futures Trading Commission or any regulatory body which succeeds to the functions of the Commodity Futures Trading Commission.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date shall not be later than May 19, 2006.

“Co-Syndication Agents”: each of Citibank, N.A. and HSBC Bank USA, National Association, together with its affiliates, as the co-syndication agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the Pledge and Collateral Agency Agreement.

“Commitment Increase”: as defined in Section 2.17.

“Commitment Increase Date”: as defined in Section 2.17.

“Commitment Termination Date”: May 19, 2009.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.12, 2.13, 2.14 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated April 2006 and furnished to certain Lenders.

“Consolidated Capitalization Ratio”: the ratio of (a) Consolidated Total Debt to (b) Consolidated Total Capitalization.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that (a) there shall be excluded (i) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (ii) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (iii) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (b) there shall be included gains and losses with respect to “other comprehensive income”, as determined in accordance with GAAP.

“Consolidated Regulatory Capital”: the net capital of the Borrower and its Subsidiaries determined in accordance with Rule 15c3-l (or any successor rule or regulation) promulgated by the SEC under the Exchange Act, or any equivalent foreign law, rule, regulation or guideline; provided, that (i)

regulatory capital charges in the form of “haircuts” (and foreign equivalents) shall be excluded and (ii) all other regulatory capital charges shall be included.

“Consolidated Shareholders’ Equity”: at any time as of which the amount thereof is to be determined, the sum of the following in respect of the Borrower and its Subsidiaries (determined on a consolidated basis and excluding intercompany items among the Borrower and its Subsidiaries): (i) the amount of issued and outstanding share capital or member’s capital, plus (ii) the amount of additional paid-in capital and retained income (or, in the case of a deficit, minus the amount of such deficit), plus (or, in the event that “accumulated other comprehensive income” at such time is negative, minus) (iii) the amount of “accumulated other comprehensive income” which is included in the equity section of the consolidated balance sheet, minus (iv) the absolute value of any treasury stock and the absolute value of any stock subscription receivables, as determined in accordance with GAAP.

“Consolidated Total Capitalization”: as at any time as of which the amount thereof is to be determined, the sum of Consolidated Total Debt plus Consolidated Shareholders’ Equity.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date (to the extent such Indebtedness would be included on a balance sheet prepared in accordance with GAAP); provided, that for the avoidance of doubt (A) subject to clause (B) below, there shall be excluded from Consolidated Total Debt Indebtedness incurred in the ordinary course of business by or on behalf of Broker-Dealer Subsidiaries to finance working capital needs of Broker-Dealer Subsidiaries and (B) there shall be included in Consolidated Total Debt any third-party Indebtedness of the Borrower or any of its Subsidiaries that is incurred for the purposes of funding (directly or through intermediate Subsidiaries) Regulatory Capital of Broker-Dealer Subsidiaries.

“Continuing Directors”: the directors of the Borrower on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any agreement, undertaking or similar provision of any security issued by such Person or of any agreement, instrument or other undertaking (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental or Regulatory Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental or Regulatory Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of l%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: as defined in Section 7(k).

“Excluded Regulated Subsidiary”: any Subsidiary that is a registered broker-dealer or other regulated entity.

“Facility Fee Rate”: as set forth in the Pricing Grid.

“Fed Funds Loans”: Loans the rate of interest applicable to which is based upon the Federal Funds Rate.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Federal Funds Rate”: (i) for the first day of a Fed Funds Loan, the rate per annum which is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers, selected by the Administrative Agent, at approximately the time the applicable Borrower requests such Borrowing, for dollar deposits in immediately available funds, for period ending the next Business Day and in an amount, comparable to the principal amount of such Fed Funds Loan, and (ii) for each day of such Fed Funds Loan thereafter, the rate per annum which is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers, selected by the Administrative Agent, at approximately 1:00 P.M. New York City time, on such day for dollar deposits in immediately available funds, for a period ending the next Business Day and in an amount comparable to the principal amount of such Fed Funds Loan; in the case of both clauses (i) and (ii), as determined by the Administrative Agent and rounded upwards, if necessary, to the nearest 1/100 of 1%.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Office”: the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental or Regulatory Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the NYSE, the Eurex US, the NASD and the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: each Subsidiary of the Borrower other than (a) any Foreign Subsidiary and (b) any Excluded Regulated Subsidiary.

“IBG Notes”: notes of the Borrower which are customarily offered to customers of either the Borrower or its Subsidiaries.

“Increasing Lender”: as defined in Section 2.17.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person (to the extent such Capital Stock is required to be redeemed prior to the date that is six months after the then scheduled termination of this Agreement), (h) all Guarantee Obligations of such

Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Swap Agreements and (k) for the purposes of Section 7(e) only, all obligations or liabilities of such Person arising from a Repo Transaction. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 9.5.

“Indemnitee”: as defined in Section 9.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes.

“Interest Payment Date”: (a) as to any Fed Funds Loan, the last day of each calendar month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period or (d) as to any Loan, the date of any repayment or prepayment made in respect thereof, except in the case of a partial prepayment of a Revolving Loan that is a Fed Funds Loan.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                         if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                      the Borrower may not select an Interest Period that would extend beyond the Maturity Date;

(iii)                   any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)                  the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 6.7.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity Ratio”: as defined in Section 6.1(c).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Group Member”: the Borrower or any Material Subsidiary.

“Material Subsidiary”: means any Subsidiary of the Borrower that, as of the last day of the most recently ended fiscal quarter of the Borrower, had assets or revenues (on a consolidated basis including its Subsidiaries) with a value in excess of 5.0% of the consolidated assets of the Borrower or 5.0% of the consolidated revenues of the Borrower; provided, that in the event Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 10.0% of the consolidated assets of the Borrower or 10.0% of the consolidated revenues of the Borrower as of the end of and for the most recently completed fiscal year, then one or more of such Subsidiaries as designated by the Borrower (or, if the Borrower shall make no designation, one or more of such Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Borrower), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes,

defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: May 19, 2010.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3)of ERISA.

“NASD”: the National Association of Securities Dealers, Inc., or any other self-regulatory body which succeeds to the functions of the National Association of Securities Dealers, Inc.

“Non-Excluded Taxes”: as defined in Section 2.13(a).

“Non-U.S. Lender”: as defined in Section 2.13(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“NYSE”: the New York Stock Exchange.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Banking Services Obligations, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under this Agreement, any other Loan Document, any Specified Swap Agreement, any Banking Services Obligations or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 9.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: any acquisition of all or substantially all the assets of, or shares or other equity interests in, a Person or division or line of business of a Person that is in the same or similar line of business of (or primarily engages in the same or similar business activities as) the Borrower and that has been approved by such Person’s board of directors (or equivalent) if immediately after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) any acquired or newly formed corporation, partnership, association or other business entity shall be a Wholly Owned Subsidiary, or a Domestic Subsidiary in which an Investment is permitted (and to the extent permitted) pursuant to Section 6.7, and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under Section 5.8 shall have been taken and (c) the Borrower and the Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 6.1 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and the Subsidiaries as if such acquisition and related financings or other transactions had occurred on the first day of each relevant period for testing such compliance.

“Permitted Holders”: (i) Thomas Peterffy; any children and/or any grandchildren (in each case, natural or adopted); any trust or similar entity for the benefit, to the extent of at least 99%, of Thomas Peterffy or the benefit of any children or any grandchildren (in each case, natural or adopted); and/or any corporation or partnership in which the direct and beneficial owner of at least 99% of the equity interest consists of Thomas Peterffy, any children and/or any grandchildren (in each case, natural or adopted) or (ii) upon his death, incompetency or disability for purposes of the protection and management of his assets, Thomas Peterffy’s heirs, executors, administrators and/or personal representatives.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental or Regulatory Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge and Collateral Agency Agreement”: the Pledge and Collateral Agency Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit B.

“Pricing Grid”: the table set forth below.

Moody’s/S&P Rating	Facility Fee	Applicable Margin for Eurodollar Loans	Applicable Margin for Fed Funds Loans	Applicable Margin for ABR Loans
Baa2/BBB or higher	0.125%	0.50%	0.65%	0.00%
Baa3/BBB-	0.15%	0.60%	0.75%	0.00%
Bal/BB+	0.20%	0.80%	0.95%	0.00%
Ba2/BB or lower	0.25%	1.25%	1.40%	0.25%

In the event that only one of Moody’s or S&P has issued a counterparty credit rating for the Borrower, the facility fee and the Applicable Margin shall correspond to such rating level. In the event that both Moody’s and S&P have issued a counterparty credit rating for the Borrower and such ratings are at different levels on the pricing grid, (i) the higher level shall be used if the two ratings are only one level apart and (ii) the level immediately below the higher level shall be used if the two ratings are two or more levels apart. At any time when neither Moody’s nor S&P have issued a counterparty credit rating of the Borrower, it shall be assumed for pricing grid purposes that the Borrower is rated Ba2/BB. Changes in the Applicable Margin and facility fee resulting from changes in the unsecured debt rating by Moody’s or S&P shall become effective on the business day following the announcement of such new rating.

“Principal Subsidiary”: each Subsidiary set forth on Schedule 1.1C and any other Subsidiary the shareholders’ equity of which represents more than 5.0% of Consolidated Shareholders’ Equity.

“Properties”: as defined in Section 3.16(a).

“Register”: as defined in Section 9.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulatory Capital”: the capital of any Broker-Dealer Subsidiary which is used by such Broker-Dealer Subsidiary for the purposes of complying with applicable domestic or foreign regulatory capital requirements.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repo Transaction”: any of the following: repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell backs agreements, securities lending and borrowing agreements and any other agreement or transaction similar to those referred to above in this definition.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 66 2/3% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental or Regulatory Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or principal accounting officer of the Borrower.

“Restricted Payments”: as defined in Section 6.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $300.0 million.

“Revolving Commitment Period”: the period from and including the Closing Date to the Commitment Termination Date.

“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the aggregate principal amount of all Revolving Loans held by such Lender then outstanding.

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Lenders on a comparable basis.

“S&P”: Standard & Poor’s Ratings Service.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental or Regulatory Authority.

“Secured Parties”: as defined in the Pledge and Collateral Agency Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Pledge and Collateral Agency Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Specified Swap Agreement”: any Swap Agreement entered into by the Borrower and any Lender or Affiliate thereof in respect of interest rates.

“Subordinated Indebtedness”: Indebtedness of the Borrower that is subordinated in right of payment to the Obligations, provided, that such Indebtedness has (a) no maturity, amortization, mandatory redemption or repurchase option or sinking fund payment prior to the date that is six months after the Maturity Date, (b) customary subordination provisions as shall be reasonably satisfactory to the Administrative Agent and (c) no financial maintenance or performance covenants, unless such Indebtedness shall also have standstill provisions as shall be reasonably satisfactory to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Company”: as defined in Section 6.4(a).

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Syndication Agent”: Harris N.A., together with its affiliates, as the joint lead arranger of the Revolving Commitments and as the syndication agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Total Revolving Loans”: at any time, the aggregate amount of the Revolving Loans of the Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Fed Funds Loan, an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Voting Interests”: with respect to any Person, Equity Interests of any class or kind ordinarily having the power to vote for the election of, or to appoint, the managing member or analogous Person, or directors, managers or other voting members of the governing or managing body of, such Person.

“Wholly Owned Subsidiary”: as to any Person, any other Person at least 99% of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Guarantor”: any Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2                     Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1                     Revolving Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of such Lender’s Revolving Commitment; provided, that such Revolving Loans shall not be due and payable until the Maturity Date. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Fed Funds Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.5.

(b) The Borrower shall repay all outstanding Revolving Loans on the Maturity Date. On the Commitment Termination Date, the Borrower agrees to pay a fee to the Administrative Agent, for the account of the Lenders, in an amount equal to the product of (x) 0.25% and (y) the principal amount of the Revolving Loans outstanding on the Commitment Termination Date.

2.2                     Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 2:00 P.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of Fed Funds Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Fed Funds Loan, $1.0 million or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1.0 million, such lesser amount) and (y) in the case of Eurodollar Loans, $5.0 million or a whole multiple of $1.0 million in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to (a) 12:00 Noon, New York City time, in the case of Eurodollar Loans, or (b) 2:00 P.M., New York City time, in the case of Fed Funds Loans, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3                     Facility Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee for the period from and including the date hereof to the Maturity Date, computed at the Facility Fee Rate on the amount of the Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof; provided, that on and after the Commitment Termination Date, the facility fee shall be payable on the amount of the outstanding Loans of such Lender and shall be payable on demand.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.4                     Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1.0 million, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.5                     Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of Fed Funds Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Fed Funds Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Fed Funds Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1.0 million or a whole multiple thereof.

2.6                     Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Fed Funds Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Fed Funds Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Fed Funds Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Fed Funds Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.7                     Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5.0 million or a whole multiple of $1.0 million in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.8                     Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Fed Funds Loan shall bear interest at a rate per annum equal to the Fed Funds Rate plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or any facility fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.9                     Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Federal Funds Rate, the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8(a).

2.10               Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Fed Funds Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Fed Funds Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Fed Funds Loans. Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent agrees to do upon the cessation of the events giving rise to such notice), no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.11               Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any facility fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the Lenders at the time thereof.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount at the rate per annum equal to the then applicable rate on Fed Funds Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.12.            Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental or Regulatory Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.13 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition affecting this Agreement or any Eurodollar Loans made by it;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, within five Business Days after demand therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental or Regulatory Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender, within five Business Days after demand therefor, such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section, setting forth the relevant calculations in reasonable detail, submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall accompany the Lender’s written request described in clause (b) above, and shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.13.            Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental or Regulatory Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental or Regulatory Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental or Regulatory Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority (and after having had the ability to contest in good faith the payment of such taxes) or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If the Administrative Agent or any Lender determines in its reasonable judgment that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the

Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental or Regulatory Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental or Regulatory Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental or Regulatory Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14               Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall not survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder unless a certificate as to any amounts payable pursuant to this Section shall be submitted to the Borrower by the relevant Lender within 30 days of the termination hereof.

2.15               Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12 or 2.13(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.12 or 2.13(a).

2.16               Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.12 or 2.13(a), (b) defaults in its obligation to make Loans hereunder or (c) does not continue to fund or make any Eurodollar Loan pursuant to Section 2.10, in each case with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.15 that eliminates the continued need for payment of amounts owing pursuant to Section 2.12 or 2.13(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.14 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent (whose consent to such replacement financial institution shall not be unreasonably withheld), (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6, (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.12 or 2.13(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.17               Increase in Revolving Commitments. The Borrower may, at any time by notice to the Administrative Agent, propose an increase in the Revolving Commitments (each such proposed increase being a “Commitment Increase”) either by having a Lender increase its Revolving Commitment then in effect (each an “Increasing Lender”) or by adding as a Lender with a new Revolving Commitment which is not then a Lender hereunder (each an “Assuming Lender”) (with, in the case of any Commitment Increase provided by an Assuming Lender, the approval of the Administrative Agent, which consent shall not be unreasonably withheld), which notice shall specify the name of each Increasing Lender and/or Assuming Lender, as applicable, the amount of the Commitment Increase and the portion thereof being assumed by each such Increasing Lender or Assuming Lender, and the date on which such Commitment Increase is to be effective (the “Commitment Increase Date”) (which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Commitment Termination Date); provided, that:

(a) immediately after giving effect to any Commitment Increase, the Total Revolving Commitments hereunder shall not exceed $500.0 million;

(b) no Default or Event of Default shall have occurred and be continuing on the relevant Commitment Increase Date or shall result from any Commitment Increase;

(c) the Administrative Agent shall have received (i) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the managing members of the Borrower authorizing the borrowings contemplated pursuant to such increase, certified by the Secretary or an Assistant Secretary of the Borrower and (ii) from any Assuming Lender, any administrative information reasonably requested from the Administrative Agent; and

(d) the representations and warranties contained in Section 3, and in each of the other Loan Documents, are complete and correct in all material respects, as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Each Commitment Increase (and the increase of the Revolving Commitment of each Increasing Lender and/or the new Revolving Commitment of each Assuming Lender, as applicable, resulting therefrom) shall become effective as of the relevant Commitment Increase Date upon receipt by the Administrative Agent, on or prior to 11:00 a.m., New York City time, on such Commitment Increase Date, of (A) a certificate of a duly authorized officer of the Borrower stating that the conditions with respect to such Commitment Increase under this Section 2.17 have been satisfied and (B) an agreement, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent, pursuant to which, effective as of such Commitment Increase Date, the Revolving Commitment of each such Increasing

Lender shall be increased and/or each such Assuming Lender shall undertake a Revolving Commitment, duly executed by such Increasing Lender or Assuming Lender, as the case may be, and the Borrower and acknowledged by each Person for whom consent is required. Upon the Administrative Agent’s receipt of a fully executed agreement from each Increasing Lender and/or Assuming Lender referred to in clause (B) above, together with the certificate referred to in clause (A) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Commitment Increase to the Borrower and the Lenders (including, if applicable, each Assuming Lender). On each Commitment Increase Date, in the event Revolving Loans are then outstanding and unless it is decided to use a separate mechanism as agreed to by the Administrative Agent, (i) each relevant Increasing Lender and Assuming Lender shall make available to the Administrative Agent such amounts in immediately available funds as such Administrative Agent shall determine, for the benefit of the other relevant Lenders, as being required in order to cause, after giving effect to such increase and the application of such amounts to make payments to such other relevant Lenders, the Revolving Loans to be held ratably by all Lenders in accordance with their respective Revolving Commitments, (ii) the Borrower shall be deemed to have prepaid and reborrowed all outstanding Revolving Loans as of such Commitment Increase Date (with such borrowing to consist of the Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.2) and (iii) the Borrower shall pay to each Lender receiving a prepayment the amounts, if any, payable under Section 2.14 as a result of such prepayment.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1                     Financial Condition. The audited consolidated balance sheets of the Borrower and its Subsidiaries and the audited consolidated balance sheet of each Principal Subsidiary as at December 31, 2003, December 31, 2004 and December 31, 2005, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP and BDO Visura (or an affiliate thereof), as applicable, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries or of such Principal Subsidiary, as applicable, as at such date, and the consolidated results of such Persons’ or Person’s operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the unaudited consolidated balance sheet of each Principal Subsidiary as at March 31, 2006, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries or of such Principal Subsidiary, as applicable, as at such date, and the consolidated results of such Persons’ or Person’s operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments and the absence of footnote disclosure). All such financial statements, including the related schedules, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material (a)(i) Guarantee Obligations, (ii) contingent liabilities or (iii) liabilities for taxes or (b) long-term leases, or unusual forward or long-term commitments (including any interest rate or foreign currency swap or exchange transaction, or other derivatives-related obligations) except those that (x) are incurred in the ordinary course of business, (y) would not reasonably be expected to result in a Material Adverse Effect or (z) are reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2005 to and including the date hereof, there has been no Disposition other than in the ordinary course of business by any Group Member of any material part of its business or property.

3.2                     No Change. Since December 31, 2005, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

3.3                     Existence; Compliance with Law. Each Material Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, the certificate of incorporation, by-laws or other organizational or governing documents of such Material Group Member except, in the case of clause (c) and (d) above, to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4                     Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental or Regulatory Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 3.18 or (iii) such other consents, authorizations, filings and notices the failure to receive or make would not reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5                     No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law, the certificate of incorporation, by-laws or other organizational or governing documents of any Group Member or any Contractual Obligation of any Group Member, except where such violation would not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any material Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any material Contractual Obligation (other than the Liens created by the Security Documents). No such violation of a material Requirement of Law is known to the Borrower. Each Group Member is in compliance with any Requirement of Law applicable to such Group Member, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

3.6                     Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental or Regulatory Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to the validity, enforceability or binding effect of any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

3.7                     No Default. Each Group Member is in compliance with its material Contractual Obligations, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8                     Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except in each case as would not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 6.3 or as permitted pursuant to the Security Documents.

3.9                     Intellectual Property. Each Material Group Member owns, or is licensed to use, the Intellectual Property used in the conduct of its business as currently conducted; no claim has been asserted in writing and is pending by any Person challenging or questioning the use by any Material Group Member of any Intellectual Property used in the business of such Material Group Member or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim; and to the knowledge of the Borrower, the use of Intellectual Property in the business of each Material Group Member does not infringe on the rights of any Person in any respect, except, in each case set forth above, as would not reasonably be expected to have a Material Adverse Effect.

3.10               Taxes. Each Group Member has filed or caused to be filed all Federal and all material state and other tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental or Regulatory Authority other than (a) any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member or (b) except in the case of filing consolidated Federal tax returns, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Borrower, no material tax lien has been filed and no claim is being asserted with respect to any such tax, fee or other charge.

3.11               Federal Regulations. (a) No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-l, as applicable, referred to in Regulation U.

(b) Each domestic Broker-Dealer Subsidiary is a broker and dealer subject to the provisions of Regulation T of the Board. Each domestic Broker-Dealer Subsidiary maintains procedures and internal controls reasonably designed to ensure that such domestic Broker-Dealer Subsidiary does not extend or maintain credit to or for its customers other than in accordance with the provisions of Regulation T, and members of each domestic Broker-Dealer Subsidiary regularly supervise its activities and the activities of members and employees of such domestic Broker-Dealer Subsidiary to insure that such domestic Broker-Dealer Subsidiary does not extend or maintain credit to or for its customers other than in accordance with the provisions of Regulation T, except for occasional inadvertent failures to comply with Regulation T in connection with transactions which are not material either in number or amount.

3.12               ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

3.13               Membership in NASD; CFTC; Registration, etc. Each Broker-Dealer Subsidiary that (a) is a Domestic Subsidiary is a member in good standing of the NASD and/or the NYSE, and/or the Eurex US and any other applicable Governmental or Regulatory Authority, is duly registered as a broker- dealer with the SEC and any other applicable Governmental or Regulatory Authority and in each state in which the conduct of its business requires such registration, is registered as futures commission merchant with the CFTC and any other applicable Governmental or Regulatory Authority and is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended and (b) is not a Domestic Subsidiary is duly registered as a broker-dealer and/or a futures commission merchant (or the local equivalent of either) with the applicable Governmental or Regulatory Authority, in each case. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that materially limits its ability to incur Indebtedness.

3.14               Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 3.14 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors, directors’ qualifying shares and agreements relating to members’ interests) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

3.15               Use of Proceeds. The proceeds of the Revolving Loans shall be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries, including for funding through subordinated loans the activities of the Broker-Dealer Subsidiaries which subordinated loans will comply with 12 C.F.R. §221.5(c)(9)(ii) or will otherwise comply with Regulation U of the Board.

3.16               Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or would be reasonably likely to give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of any material violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would be reasonably likely to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would be reasonably likely to give rise to any material liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would be reasonably likely to give rise to any material liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no material contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any material liability of any other Person under Environmental Laws.

3.17     Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made; provided, that the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

3.18     Security Documents. Each of the Guarantee and Collateral Agreement and the Pledge and Collateral Agency Agreement is effective to create in favor of the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Lenders or the Secured Parties, as applicable, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Pledge and Collateral Agency Agreement, when certificates representing such Pledged Stock are delivered to the Collateral Agent (assuming continued possession by the Collateral Agent of such certificates and that such certificates are located in the United States) and, in the case of the Collateral described in the Guarantee and Collateral Agreement in which a security interest may be perfected by the filing of Uniform Commercial Code financing statements, when financing statements and other filings specified on Schedule 3.18(a) in appropriate form are filed in the offices specified on Schedule 3.18(a) along with the payment of applicable filing fees, each of the Guarantee and Collateral Agreement and Pledge and Collateral Agency Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral described therein and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement or Pledge and Collateral Agency Agreement, as applicable), in each case prior and superior in right to any other Person (except subject to Liens permitted by Section 6.3 or as permitted pursuant to the Security Documents).

SECTION 4. CONDITIONS PRECEDENT

4.1       Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent (if not otherwise waived):

(a) Credit Agreement: Guarantee and Collateral Agreement; Pledge and Collateral Agency Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1 A, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Guarantor, (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party or a Regulated Entity, (iv) the Pledge and Collateral Agency Agreement, executed and delivered by the Borrower and each Guarantor and (v) an Acknowledgment and Consent in the form attached to the Pledge and Collateral Agency Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party or a Regulated Entity.

(b) Approvals. The Loan Parties will use their commercially reasonable efforts to obtain any material governmental and third party approvals necessary in connection with the transactions contemplated hereby, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(c) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Borrower and its Subsidiaries and audited consolidated financial statements of each Principal Subsidiary for the December 31, 2003, 2004 and 2005 fiscal years and (ii) unaudited interim consolidated financial statements of the Borrower and its Subsidiaries and unaudited consolidated financial statements of each Principal Subsidiary for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries or of such Principal Subsidiary, as applicable, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

(d) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.3 or as permitted pursuant to the Security Documents, or liens discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(g) Legal Opinion. The Administrative Agent shall have received the legal opinion of Dechert LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F.

(h) S&P Rating. The Borrower shall have received a counterparty credit rating from S&P of BBB- or better.

(i) Pledged Stock; Stock Powers; Pledged Notes. (i) The Collateral Agent shall have received the certificates (if any) representing the shares of Capital Stock of Subsidiaries pledged pursuant to the Pledge and Collateral Agency Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) the Administrative Agent shall have received each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3 or as permitted pursuant to the Security Documents), shall be in proper form for filing, registration or recordation.

4.2       Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date or, if such representation and warranty relates to a specific date, then as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and, to the extent applicable, shall cause each of its Subsidiaries to:

5.1       Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event before the earlier of (i) 120 days after the end of each fiscal year of the Borrower or (ii) the date on which the Borrower is required to file with the SEC such financial statements (to the extent applicable), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries and the audited consolidated balance sheet for each Principal Subsidiary as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or BDO Visura (or an affiliate thereof), as applicable, or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than the earlier of (i) 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower or (ii) the date on which the Borrower is required to file with the SEC such financial statements (to the extent applicable), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries and the unaudited consolidated balance sheet for each Principal Subsidiary as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the omission of footnotes).

All such financial statements shall fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries or of such Principal Subsidiary, as applicable, and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods. Documents required to be delivered pursuant to this Section 5.1 (to the extent any such documents are included in materials otherwise filed with the SEC to the extent applicable) may be delivered by posting such documents electronically with notice to the Administrative Agent and each Lender thereof and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

5.2       Certificates; Other Information. Furnish to the Administrative Agent (who will distribute to each Lender):

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any material Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(b) (i) within ten days after the same are sent, copies of all financial statements and reports that the Borrower sends to the public holders of any class of its debt securities or public equity securities and (ii) within ten days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC or any other domestic or foreign Governmental or Regulatory Authority; and

(c) promptly, such additional financial and other information as any Lender may from time to time reasonably request through the Administrative Agent.

5.3       Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) such failure would not reasonably be expected to have a Material Adverse Effect.

5.4       Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges (including, in the case of each Broker-Dealer Subsidiary, its registration as a broker-dealer with the SEC and its membership with the NASD and/or its registration as a futures commission merchant with the CFTC (or any local equivalent thereof)) and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 or Section 6.5(e) and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5       Maintenance of Property; Insurance, (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain insurance on its premises with financially sound and reputable insurance companies in a commercially reasonable amount and with commercially reasonable terms and conditions.

5.6       Inspection of Property; Books and Records; Discussions, (a) Keep proper books of records and account in which complete entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities and (b)

upon reasonable notice at reasonable times during normal business hours permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that a representative of the Group Members shall be present at any such discussion.

5.7       Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $25.0 million or more and not covered by insurance or (ii) which relates to any Loan Document;

(c) the following events, as soon as possible and in any event within 30 days after the Borrower knows of: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(d) (i) any Lien (other than Liens permitted under Section 6.3) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies under the Security Documents or (ii) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests of the Lenders under the Security Documents; and

(e) any development or event that, in the reasonable judgment of the Borrower, has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.8       Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) property excluded from Collateral by the Security Documents, (y) any property described in paragraph (b) or (c) below and (z) any property subject to a Lien permitted by Section 6.3(c), (d), (f), (g), (j) and (m) or as permitted pursuant to the Security Documents) as to which the Administrative Agent, for the benefit of the Lenders, or the Collateral Agent, for the benefit of the Secured Parties, as applicable, does not have a perfected Lien (“Excluded Assets”), promptly (i) execute and deliver to the Administrative Agent and/or the Collateral Agent such amendments to the Guarantee and Collateral Agreement, the Pledge and the Collateral Agency Agreement or such other documents as the Administrative Agent or the Collateral Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, or the Collateral Agent, for the benefit of the Secured Parties, as applicable, a security interest in such property and (ii) take all actions necessary to grant to the Administrative Agent, for the benefit of the Lenders, or the Collateral Agent, for the benefit of the Secured Parties, as applicable, a perfected first priority security interest in such property (subject to Liens permitted by Section 6.3 or as permitted pursuant to the Security Documents), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or the Pledge and Collateral Agency Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent, as applicable.

(b) With respect to any new Material Subsidiary (other than a Foreign Subsidiary or an Excluded Regulated Subsidiary) created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (b), shall include any existing Material Subsidiary that is a directly Wholly Owned Subsidiary of one or more Loan Parties that ceases to be a Foreign Subsidiary or an Excluded Regulated Subsidiary and shall include any immaterial Subsidiary that becomes a Material Subsidiary), promptly (i) execute and deliver to the Collateral Agent such amendments to the Pledge and Collateral Agency Agreement as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Material Subsidiary that is owned by any Loan Party (subject to Liens permitted by Section 6.3 or as permitted pursuant to the Security Documents), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) except in the case of an Excluded Regulated Subsidiary, cause such new Material Subsidiary (A) to become a party to each of the Guarantee and Collateral Agreement and the Pledge and Collateral Agency Agreement, (B) to take such actions necessary to grant to the Administrative Agent, for the benefit of the Lenders, and the Collateral Agent, for the benefit of the Secured Parties, as applicable, a perfected first priority security interest in the Collateral described in each of the Guarantee and Collateral Agreement and the Pledge and Collateral Agency Agreement with respect to such new Material Subsidiary, other than any Excluded Assets and subject to Liens permitted by Section 6.3 or as permitted pursuant to the Security Documents, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or the Pledge and Collateral Agency Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent, as applicable, and (C) to deliver to the Administrative Agent a certificate of such Material Subsidiary, substantially in the form of Exhibit D, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent or the Collateral Agent, as applicable, legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent or the Collateral Agent, as applicable.

(c) With respect to any new Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Collateral Agent such amendments to the Pledge and Collateral Agency Agreement as the Collateral Agent deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Foreign Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new first tier Foreign Subsidiary owned by a domestic Loan Party be required to be so pledged and excluding the Capital Stock of any other Foreign Subsidiary) (subject to Liens permitted by Section 6.3 or as permitted pursuant to the Security Documents), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary to perfect the Collateral Agent’s security interest therein, and (iii) if reasonably requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

5.9       Compliance with Regulatory Requirements. The Borrower will, and will cause each Broker-Dealer Subsidiary to comply with all rules and regulations of the SEC and any other applicable domestic or foreign Governmental or Regulatory Authority applicable to it (including such rules and regulations dealing with net capital or other applicable requirements), except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

5.10     Post-Closing Covenant. The Borrower will deliver (i) the Pledged Stock (as defined in the Pledge and Collateral Agency Agreement) set forth on Schedule 2 of the Pledge and Collateral Agency Agreement to the Collateral Agent within 30 days of the Closing Date and (ii) the Pledged Notes (as defined in the Guarantee and Collateral Agreement) set forth on Schedule 2 of the Guarantee and Collateral Agreement within five Business Days of the Closing Date.

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and (to the extent applicable) shall not permit any of its Subsidiaries to, directly or indirectly:

6.1       Financial Condition Covenants.

(a) Consolidated Shareholders’ Equity. Permit Consolidated Shareholders’ Equity at any time to be less than the sum of (i) $1,523,000,000 and (ii) 25% of cumulative Consolidated Net Income for each fiscal quarter of the Borrower (beginning with the fiscal quarter ending March 31, 2006) for which Consolidated Net Income is positive.

(b) Consolidated Capitalization Ratio. Permit the Consolidated Capitalization Ratio at any time to be greater than 0.30 to 1.00.

(c) Minimum Liquidity Ratio. Permit the ratio (such ratio, the “Liquidity Ratio”) of (x) unencumbered marketable securities (after taking into account financing haircuts) and other liquid financial assets (including excess exchange and clearing deposits) of the Borrower and its Subsidiaries to (y) the sum of (i) unsecured liabilities of the Broker-Dealer Subsidiaries and (ii) unsecured liabilities of the Borrower and each of its Subsidiaries (other than Broker-Dealer Subsidiaries) with maturities of one year or less at any time to be less than 1.0 to 1.0.

(d) Consolidated Total Debt to Regulatory Capital. Permit the ratio of (x) Consolidated Total Debt to (y) Consolidated Regulatory Capital at any time to be greater than 0.35 to 1.00.

6.2       Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrower to any Subsidiary or of any Subsidiary to the Borrower or any other Subsidiary that in either case shall not have been transferred or pledged to any third party to the extent that such Indebtedness corresponds to any Investment permitted by Section 6.7(f) or (g);

(c) Indebtedness of any Person that shall have become a Subsidiary after the Closing Date; provided that such Indebtedness shall have existed at the time such Person becomes a Subsidiary and shall not have been created in contemplation of or in connection with such Person becoming a Subsidiary, and any refinancings, refundings, renewals or extensions thereof (without increasing the principal amount or shortening the maturity thereof);

(d) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of (i) any Guarantor or any Broker-Dealer Subsidiary or (ii) any Subsidiary in respect of Indebtedness permitted under clause (k) below;

(e) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(e) and any refinancings, refundings, renewals or extensions thereof (without increasing the principal amount or shortening the maturity thereof);

(f) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(g) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed or incurred in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;

(g) Indebtedness incurred by Broker-Dealer Subsidiaries under customary terms in the ordinary course of business;

(h) Subordinated Indebtedness of the Borrower;

(i) Guarantee Obligations of the Borrower and its Subsidiaries in respect of Indebtedness or liabilities of the Borrower and its Subsidiaries so long as the incurrence or existence of such Indebtedness or liabilities is or was permitted under this Agreement; provided that a Group Member that is not a Loan Party may not incur such Guarantee Obligations in respect of Indebtedness of a Loan Party unless such Group Member shall become a Guarantor hereunder; provided further that any Guarantee Obligations of Subordinated Indebtedness shall also be subordinated;

(j) IBG Notes;

(k) Indebtedness of Subsidiaries in an aggregate principal amount not to exceed, at the time of incurrence of any such Indebtedness and after giving effect thereto, when taken together with the principal amount of all Indebtedness then outstanding under clause (ii) of Section 6.2(l), the product of clauses (a) and (b) thereof as of such date; and

(l) Indebtedness of the Borrower so long as any incurrence thereof does not (i) result in pro forma noncompliance with the financial covenants set forth in Section 6.1 and (ii) so long as any such Indebtedness maturing on or before the six-month anniversary of the Maturity Date does not exceed, when taken together with the aggregate principal amount of all Indebtedness then outstanding under clause (k) above, at the time of incurrence of any such Indebtedness and after giving effect thereto, the product of (a) 0.05 and (b) Consolidated Shareholders’ Equity as of such date;

provided that, in the case of any Indebtedness incurred under clauses (j), (k) or (l)(ii) above, on the date of the incurrence thereof and after giving effect thereto, the aggregate principal amount of all Indebtedness then outstanding under clauses (j), (k) and (l)(ii) above does not exceed the product of (a) 0.25 and (b) Consolidated Shareholders’ Equity as of such date. For the avoidance of doubt, the financial covenants in Section 6.1 shall apply, and compliance therewith shall be calculated to include as appropriate all Indebtedness incurred as permitted under this Section 6.2.

6.3       Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(e), and Liens incurred to secure any Indebtedness permitted under Section 6.2(e) to refinance such Indebtedness; provided that no such Lien is spread to cover any additional property after the Closing Date and that the principal amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 6.2(f), provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the principal amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) the filing of financing statements as a precautionary measure in connection with operating leases or the assignment of goods;

(k) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof as of such date;

(l) Liens created, incurred or assumed by any Broker-Dealer Subsidiary in the ordinary course of business upon assets owned by such Subsidiary or held for such Subsidiary’s account to secure Indebtedness and other liabilities incurred under Section 6.2(g);

(m) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (f), (g), (k) and (l); provided that (i) the obligations secured thereby shall be limited to the obligations secured by the Lien so extended, renewed or replaced (and, to the extent provided in the foregoing clauses, extensions, renewals and replacements thereof) and (ii) such Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced; and

(n) other Liens securing obligations in an amount not to exceed $50 million at any time outstanding.

6.4       Fundamental Changes. Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) the Borrower or any of its Subsidiaries may merge or consolidate with any Person that is in the same or similar line of business (or primarily engages in the same or similar business activities); provided that (A) in the case of any merger or consolidation involving the Borrower, (x) the Borrower shall be the continuing or surviving corporation or (y) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (i) the Successor Company shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (ii) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and by virtue of such merger or consolidation and such assumption shall have become the “Borrower” hereunder, (iii) after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred or be continuing, (iv) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee and Collateral Agreement confirmed that its Guarantee and other obligations thereunder shall apply to the Successor Company’s obligations under this Agreement and (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Loan Document comply with this Agreement; (B) in the case of any merger or consolidation involving a Material Group Member, the surviving entity shall be a Material Group Member; (C) in the case of any merger or consolidation involving a Broker-Dealer Subsidiary, the surviving entity shall be a Broker-Dealer Subsidiary and shall have only Indebtedness permitted to be incurred under Section 6.2 (other than by virtue of paragraph (c) thereof) by such Broker-Dealer Subsidiary; and (D) any merger or consolidation effected under this Section 6.4(a) with a Person that is not the Borrower or one of its Subsidiaries shall be treated for all purposes hereof as an acquisition of such Person and shall be subject to the limitations of Section 6.7 (with the value of such Person at the time of such merger or consolidation being deemed to be the consideration paid for the acquisition thereof, if in such merger or consolidation no consideration, in the form of Capital Stock of the Borrower or otherwise, is paid for such acquisition);

(b) any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (i) to the Borrower or any Subsidiary; provided that (A) in the case of any such Disposition by any Material Group Member, the transferee entity shall be a Material Group Member and shall have only Indebtedness permitted to be incurred under Section 6.2 (by such Material Group Member and (B) in the case of any such Disposition by any Broker-Dealer Subsidiary, the transferee entity shall be a Broker-Dealer Subsidiary and shall have only Indebtedness permitted to be incurred under Section 6.2 by such Broker-Dealer Subsidiary (ii) to the Borrower or any Guarantor (upon voluntary liquidation or otherwise) or (iii) pursuant to a Disposition permitted by Section 6.5;

(c) any Investment expressly permitted by Section 6.7 may be structured as a merger, consolidation or amalgamation; and

(d) any Subsidiary of the Borrower may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) in the case of a liquidation or dissolution of a Broker-Dealer Subsidiary, such liquidation or dissolution is into another Broker-Dealer Subsidiary that shall have only Indebtedness permitted to be incurred under Section 6.2 (other than by virtue of paragraph (c) thereof) by such Broker-Dealer Subsidiary.

6.5       Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory, cash, Cash Equivalents and other assets (including securities and derivatives) in the ordinary course of business;

(c) Dispositions permitted by clauses (i) or (ii) of Section 6.4(b) and Investments permitted by Sections 6.7(f), (g) and (h);

(d) the sale or issuance of the Capital Stock of (i) any Subsidiary to the Borrower or any Guarantor or (ii) any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor;

(e) (i) the sale by any Loan Party of its property or assets to another Loan Party, (ii) the sale by any Subsidiary (other than a Broker-Dealer Subsidiary) that is not a Guarantor of its property or assets to another Subsidiary that is not a Guarantor and (iii) the sale by a Broker-Dealer Subsidiary of its property or assets to another Broker-Dealer Subsidiary that shall not have any Indebtedness not permitted to be incurred under Section 6.2.

(f) the Disposition of other property having a fair market value not to exceed, in the aggregate for any fiscal year of the Borrower, the product of (a) 0.10 and (b) Consolidated Shareholders’ Equity as of such date; provided that any such Disposition to a Person that is not a Group Member is for consideration at least equivalent to the fair market value of such other property; and provided, further, that each such Disposition would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.6       Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary which is a holder of the Capital Stock of such Subsidiary;

(b) any Subsidiary may declare and pay dividends ratably with respect to its Capital Stock;

(c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries;

(d) the Borrower may make Restricted Payments at any time so long as (i) no Default or Event Default shall have occurred and be continuing and (ii) at the time of the payment of such Restricted Payments, and after giving effect thereto, the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.1; and

(e) the Borrower or any Subsidiary having one or more holders of its Capital Stock that are not the Borrower or any other Subsidiary may make Restricted Payments at such times and in such amounts as may reasonably be deemed necessary in respect of any then-current income taxes that become due and payable by direct or indirect holders of its Capital Stock, to the extent such taxes are directly attributable to the income of the Borrower and its Subsidiaries, or the Capital Stock of such Subsidiary and its Subsidiaries, as the case may be.

6.7       Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in cash and Cash Equivalents (and other Investments in the ordinary course of a broker-dealer business);

(c) Guarantee Obligations permitted by Section 6.2;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $20.0 million at any one time outstanding;

(e) other Investments constituting Permitted Acquisitions; provided that the aggregate amount of the consideration (including Capital Stock) paid in connection with all Permitted Acquisitions shall not be in excess of the product of (i) 0.50 and (ii) Consolidated Shareholders’ Equity as of such date;

(f) (i) intercompany Investments by (A) any Group Member in the Borrower or any Subsidiary that, prior to or concurrently with such investment, is or becomes a Guarantor, (B) any Subsidiary that is not a Guarantor in any other Subsidiary that is not a Guarantor and (C) the Borrower in any Wholly Owned Subsidiary, provided that no proceeds of any Loan shall be used to make equity investments in, or capital contributions to, such Subsidiary and (ii) the intercompany Investments existing on the date hereof and listed on Schedule 6.7(f) and any refinancings, refundings, renewals or extensions thereof;

(g) any Investment by any Loan Party or a Broker-Dealer Subsidiary in a Broker-Dealer Subsidiary, or any Investment by any Loan Party or a Broker-Dealer Subsidiary in the form of the purchase by such Loan Party of any Investment held by a Broker-Dealer Subsidiary, in either case with the intent of permitting such Broker-Dealer Subsidiary to comply with applicable capital requirements on a temporary basis and in the ordinary course of business;

(h) Investments in Swap Agreements (it being understood that the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Swap Agreements that effectively substitute for transactions prohibited hereby);

(i) Investments received in settlement of amounts due to the Borrower or any Subsidiary effected in the ordinary course of business; and

(j) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed at any time outstanding an amount equal to the product of (i) 0.05 and (ii) Consolidated Shareholders’ Equity as of such date.

6.8       Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or Subsidiary) unless such transaction is (a) (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the relevant Group Member, and (iii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (b) a Restricted Payment permitted by Section 6.6.

6.9       Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

6.10     Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date and businesses similar, ancillary, complementary or otherwise reasonably related thereto or that are a reasonable extension, development or expansion thereof.

SECTION 7. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate (including any certification of any financial statement) furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 6 hereof; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Material Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) beyond the period of grace, if any, with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50.0 million; or

(f) (i) any Material Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Material Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Material Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Material Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Material Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Material Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Material Group Member involving in the aggregate a liability (not paid or to the extent not covered by insurance) of $50.0 million or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) except as expressly permitted hereunder or thereunder, any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall, with respect to a material portion of the Collateral, cease to be enforceable or of the same effect and priority purported to be created thereby; or

(j) except as expressly permitted hereunder or thereunder, the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) the Permitted Holders shall cease, either directly or indirectly, to hold, vote or direct the voting of those shares of common stock or member interests, as the case may be, of the Borrower representing the majority of the Voting Interests in the Borrower; or (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 8. THE AGENTS

8.1       Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) Each Lender hereby irrevocably designates and appoints the Collateral Agent as the agent of such Lender under the Pledge and Collateral Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of the Pledge and Collateral Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Pledge and Collateral Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Pledge and Collateral Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Pledge and Collateral Agreement or any other Loan Document or otherwise exist against the Collateral Agent. The parties hereto agree that the Collateral Agent, in its capacity as such, shall have all the benefits, rights and indemnification accorded the Administrative Agent as set forth in this Article VIII to the same extent as if the provisions hereof were set forth in the Pledge and Collateral Agreement mutatis mutandis. The provisions of Section 8.9 shall apply to any successor Collateral Agent, which shall be appointed by the Secured Parties (as defined in the Pledge and Collateral Agreement) or, in the event of the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder, the IBG Note Holders (as defined in the Pledge and Collateral Agreement), in each case in accordance with Section 8.9. In connection with any such resignation of the Collateral Agent, the Collateral Agent shall assign its interest in any financing statements filed pursuant to the Pledge and Collateral Agreement to the successor Collateral Agent. This Section 8.1(b) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

8.2       Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

8.3       Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4       Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5       Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice from the Borrower or any Lender, the Administrative Agent shall give notice thereof to all of the other Lenders (and if not from the Borrower, to the Borrower as well). The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6       Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7       Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8       Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9       Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above; provided, however, that if any collateral security is then held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

8.10     Syndication Agent. The Syndication Agent shall not have any duties or responsibilities hereunder in its capacity as such.

8.11     Co-Syndication Agents. The Co-Syndication Agents shall not have any duties or responsibilities hereunder in their capacity as such.

SECTION 9. MISCELLANEOUS

9.1       Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral under the Guarantee and Collateral Agreement or the Pledge and Collateral Agency Agreement or release any of the Guarantors (or amend or modify the definitions of “Guarantor” or “Material Subsidiary” whereby such amendment or modification would result in the release of any of the Guarantors) from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders or as otherwise expressly permitted hereunder; (iv) amend, modify or waive any provisions in Section 2.11 (a), (b) and (c) without the written consent of each Lender adversely affected thereby; or (v) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

9.2       Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Interactive Brokers Group LLC
Two Pickwick Plaza
Greenwich, CT 06830
Attention: Alexander M. Ioffe and Paul J. Brody
Telecopy: 203-618-5835
Telephone: 203-618-5870

Administrative Agent:	JPMorgan Chase Bank, N.A.
1111 Fannin Street, Floor 10
Houston, TX 77002
Attention: Heba Ahmad
Telecopy: 713-750-2223
Telephone: 713-750-3512

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3       No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4       Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5       Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Syndication Agent and the Co-Syndication Agents for all of their respective reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one counsel to the Administrative Agent, the Syndication Agent and the Co-Syndication Agents and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall reasonably deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent, the Syndication Agent and the Co-Syndication Agents and their respective officers, directors, employees, affiliates, representatives, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, investigations, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans, any settlement entered into in connection with the foregoing to the extent such settlement has been consented to by the Borrower (which consent shall not be unreasonably withheld) or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), regardless of whether any Indemnitee is a party thereto, provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, to the extent such rights relate to this Credit Agreement or the borrower/lender relationship established hereunder. All amounts due under this Section 9.5 shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to Alexander Ioffe (Telephone No. 203-618-5870) (Telecopy No. 203-618-5835), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

9.6       Successors and Assigns: Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B) the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments or Loans, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.12 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Section 2.13(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 9.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

9.7       Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8       Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9       Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10     Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11     GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12     Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13     Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.14     Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full and the Revolving Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

9.15     Confidentiality. Each of the Administrative Agent and each Lender agrees to keep, and to cause its Affiliates to keep, confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its Affiliates, and its and its Affiliates, respective employees, directors, officers and agents, including accountants, legal counsel and other advisors or to any other Lender or Participant (it being understood that such disclosure will be made only to such Persons who have the need to know such information and only if the Persons to whom such disclosure is made are informed of the confidential nature of such Information, instructed to keep such information confidential and receive such information in connection with (i) their evaluation of the ability of the Borrower to repay the Loans and perform their other obligations under the Loan Documents, (ii) administering the Obligations under this Agreement, (iii) servicing the Borrowings hereunder, (iv) protecting their interests under this Agreement or (v) performing any similar function in connection with any other extension of credit by the Lenders to the Borrower or a Subsidiary (excluding any transaction in any public security of the Borrower or a Subsidiary), (d) upon the request or demand of any Governmental or Regulatory Authority, (e) in response to any order of any court or other Governmental or Regulatory Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than as a result of a known breach of any requirement to keep such information confidential, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

9.16     WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND

UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17     USA PATRIOT Act. Each Lender subject to the Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is hereby required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

INTERACTIVE BROKERS GROUP LLC

By:	/s/ Paul J. Brody
Name: Paul J. Brody
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Robert Anastasio
Name: Robert Anastasio
Title: Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

HARRIS N.A., as Syndication Agent

By:	/s/ Linda Haven
Name: Linda Haven
Title: Managing Director

SIGNATURE PAGE TO CREDIT AGREEMENT

HARRIS NESBITT FINANCING INC., as a Lender

By:	/s/ Linda Haven
Name: Linda Haven
Title: Managing Director

SIGNATURE PAGE TO CREDIT AGREEMENT

CITIBANK, N.A., as Co-Syndication Agent and a Lender

By:	/s/ William R. Mandaro
Name: William R. Mandaro
Title: Director

SIGNATURE PAGE TO CREDIT AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION, as Co-Syndication Agent and a Lender

By:	/s/ Paul Lopez
Name: Paul Lopez
Title: Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Maryanne Fitzmaurice
Name: Maryanne Fitzmaurice
Title: Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Heath Williams
Name: Heath Williams
Title: Assitant Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

WACHOVIA BANK, N.A., as a Lender

By:	/s/ Stephanie Cornell
Name: Stephanie Cornell
Title: Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT